Exhibit 5.1

                              Hughes & Luce, L.L.P.
                                  [Letterhead]


June  18,  1998


Club  Corporation  International
3030  LBJ  Freeway,  Suite  700
Dallas,  Texas  75234

Ladies  and  Gentlemen:

     We have acted as special counsel to Club Corporation International, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 4,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon the exercise of stock options to be granted pursuant to the Club Corporation International Omnibus Stock Plan (the "Plan"), as described in the Registration Statement of the Company on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission.

     In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates
(including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

     Based on the foregoing, we are of the opinion that such shares of Common Stock have been duly authorized and, if and when issued and paid for in full in accordance with the Plan as contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

Very  truly  yours,




Hughes  &  Luce,  L.L.P.